Exhibit 10.3

ISU Research Park
2503 South Loop Drive
Building 5
Ames, Iowa 50010
Phone 515.296.5555
Fax 515.296.3520

Today’s Discoveries . . Tomorrow’s Medicines

July 26, 2012

Kenneth R. Lynn
12908 Walmer Street
Overland Park, KS 66209

Dear Ken,

On behalf of NewLink Genetics, I would like to and extend an offer to you for the position of Head of Business Development with NewLink Genetics. Your primary place of work would be your home office in Kansas; however, the expectation would be for you to be willing and able to travel up to 6 days per month, on average, including days present in Ames as well as attendance at business meetings and conferences, as may be reasonably required. Travel expense will continue to be reimbursed consistent with company policy, provided, however, that expense reimbursement in connection with travel between your home office in Kansas and Ames will be limited to $600 per month unless otherwise approved. You will be compensated at the rate $4,166.67 per pay period to be paid on a semi-monthly basis. You would also be paid a $7,500 signing bonus. This position would be a non-executive position and you will no longer be eligible for the executive bonus plan.

Overview of the Compensation Package:

Base Salary:                 $100,000 for 30 hours per week effort
401(K):                    3% of contribution equal to $3,000
18 Days PTO + 8 Holiday
Total Package:                $103,000

You will also continue to be offered, NewLink’s attractive benefits package including group health insurance and a flexible spending tax savings plan. You will earn per pay period towards Paid Time Off which is equivalent to 18 days of Paid Time Off. NewLink Genetics will continue to make a special company contribution to the 401(k) plan on your behalf equal to 3% of your total compensation each pay period. You will continue to be 100% vested in this special company contribution. You will receive the 401(k) contribution regardless of whether you defer any of your compensation into the plan. You may also continue to participate in our dental, life and/or disability plans.

We are looking forward to continuing to work with you and feel this will be a mutually rewarding relationship for yourself and NewLink Genetics. This position would begin on June 28, 2012. If this is agreeable, please sign one copy of this letter.

If you have any questions, please don’t hesitate to call. I can be reached at (515)598-2932.

Sincerely,

/s/ Ronee Wagener

Ronee Wagener, MBA, SPHR                ___/s/ Kenneth Lynn_____________
Human Resources Manager                Kenneth R. Lynn